SUB-ITEM 77K:  Changes in registrant's certifying accountant


     On May 13, 2004, Tait, Weller & Baker was removed as independent accountant for The Shepherd Street Funds, Inc. (the "Fund"). Tait, Weller & Baker was previously engaged as the independent accountant to audit the Fund's financial statements.

     Tait, Weller & Baker issued reports on the Fund's financial statements as of September 30, 2003 and 2002. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     The decision to remove Tait, Weller & Baker was approved by the Fund's Audit Committee and ratified by the Fund's Board of Directors.

     At no time preceding the removal of Tait, Weller & Baker were there any disagreements with Tait, Weller & Baker on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, Weller & Baker, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the removal of Tait, Weller & Baker did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

     The Fund engaged Briggs Bunting & Dougherty, LLP as its new independent accountant on May 13, 2004. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Fund consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

     The Fund has provided Tait, Weller & Baker with a copy of these disclosures and has requested Tait, Weller & Baker to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.